EXHIBIT 99.1

[GRAPHIC OMITTED]



Two Penn Plaza, Suite 1500 NY, NY, 10021 Tel. 212.292.5710 Fax. 212.292.5701
Www.omnicorder.com

                                                                        CONTACT:
                                                               Anne Marie Fields
                                                        Corporate Communications
                                                   OmniCorder Technologies, Inc.
                                                               Tel: 212-292-5710
                                                  E-mail: afields@omnicorder.com



                     OMNICORDER ANNOUNCES EXECUTIVE CHANGES
                            AND CLOSING OF FINANCING

         BOHEMIA, NEW YORK, DECEMBER 14, 2004 - - OmniCorder Technologies, Inc. (OTCBB: OMCT) today announced that its Board of Directors has engaged The Abajian Group, LLC on a full-time basis. The Abajian Group, LLC, a strategic management consulting firm that specializes in start-up companies, has been actively involved with OmniCorder as a part-time consultant since September of this year. Mark A. Fauci, OmniCorder's President and Chief Executive Officer, is no longer with the company. The Board has begun a search for a new chief executive officer. Moving forward, William D. Abajian, a full-time special consultant, will oversee its day-to-day operations, while Michael A. Davis, M.D., D.Sc. will guide the strategic direction of the company. Mr. Abajian will report directly to Dr. Davis, Chairman of the Company's Executive Committee, who has committed a portion of his time to overseeing the management of OmniCorder during this transition period.

         Mr. Abajian was founder and Chief Executive Officer of CPG Inc., a biotechnology company specializing in DNA synthesis, chromatography and molecular biology products, which was successfully sold to Millipore in 2002. From 1981 through 1988, Mr. Abajian was with Electro Nucleonics Inc., where he developed, manufactured and sold blood chemistry and diagnostic kits. Currently, Mr. Abajian heads up The Abajian Group, LLC, a consultancy that brings Mr. Abajian's 25 years of entrepreneurial experience and management expertise in the field of medical devices and technology to bear in advising small to medium-size companies.

         As the first part of a comprehensive financing strategy, the company also announced that it has closed a $1.5 million financing in the form of convertible preferred stock that was funded by both Board members and large shareholders. A complete description of the terms of the transaction will be filed with the SEC.

         As previously reported, Dr. Davis has served as a Director of E-Z-EM, Inc. (AMEX: EZM), a leader in the design, manufacture and marketing of contrast media for gastrointestinal tract radiology, since 1995, and as its Medical Director since 1994, and Technical Director from 1997 to 2000. Dr. Davis was a Visiting Professor of Radiology at Harvard Medical School and Visiting Scientist in Radiology at Massachusetts General Hospital in 2002 and 2003. He has also served as Senior Vice

President and Chief Medical Officer of MedEView, Inc., a radiology informatics company, from 2002 to 2003. He was Professor of Radiology and Nuclear Medicine and Director of the Division of Radiologic Research, University of Massachusetts Medical Center, from 1980 to 2002. During 1999, he also served as the President and Chief Executive Officer of Amerimmune Pharmaceuticals, Inc. and its wholly-owned subsidiary, Amerimmune, Inc., which were involved in pharmaceutical research, and served as a director there from 1999 to 2003. Dr. Davis is also a director of MacroChem Corp., a publicly-traded specialty pharmaceutical company.

ABOUT OMNICORDER TECHNOLOGIES, INC.:

         OmniCorder Technologies, Inc., headquartered in Bohemia, New York, is a leading developer of functional medical imaging applications using advanced infrared focal plane arrays. OmniCorder provides imaging technology for clinicians and researchers for drug discovery, disease detection and disease management applications.

         OmniCorder's mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting military and aerospace technology for biomedical applications.

THE BIOSCANIR(R) SYSTEM:

The Company's BioScanIR(R) System, which is available commercially in the U.S. and Europe, detects diseases that affect changes in blood perfusion by detecting minute changes in the pattern of infrared photon emissions over time. The detector technology used in the system, known as a Quantum Well Infrared Photodetector (QWIP), was originally developed for the Department of Defense's Ballistic Missile Defense Initiative. The Company owns an exclusive, worldwide license to use the technology for biomedical applications. OmniCorder believes that the BioScanIR(R) System will improve disease detection and disease management capabilities in many vascular and cancer medical applications. Both cancer and vascular disease are associated with abnormal blood flow in tissues and organs.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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